Independent Auditors' Consent


We consent to incorporation by reference in the Registration Statements (No. 2-92497, No. 33-17376, No. 333-25401 and No. 333-41775) on Form S-8 and the
Registration Statement (No. 333-50351) on Form S-3 of Total System Services, Inc. of our reports dated January 15, 2002, relating to the consolidated balance sheets of Total System Services, Inc. and subsidiaries as of December 31, 2001, and 2000, and the related consolidated statements of income, cash flows, and shareholders' equity and comprehensive income for each of the years in the three-year period ended December 31, 2001 and the related financial statement schedule, which reports appear in or are incorporated by reference in the Total System Services, Inc. Annual Report on Form 10-K for the year 2001.


                                                     /s/KPMG LLP
                                                     KPMG LLP


Atlanta, Georgia
March 18, 2002